BioPreserve Corporation

LS1000 System Refinements Phase1

PROPOSAL PACKAGE

August 31, 2000

Revision 1.0

Xtof Mack

proposal Revisions
Date	Page	Description	Signature

  Table of Contents

  I. Executive Summary 3

  A. Expense Summary 3

  B. Phase Summaries 3

  II. Project Overview 5

  III. Project Scope 5

  A. Project Objective 5

  B. Constraints 5

  C. Assumptions 6

  D. Deliverables 6

  E. Exclusions 6

  VI. Performance of Compliance 6

  A. Project 6

  B. Product 7

  VII. Other Expenses TBD

  A. Travel TBD

  B. Prototype and Miscellaeous Expenses TBD

  VIII. Proposal Agreement 7

  Executive Summary

  BioPreserve Corporation has completed preliminary development of the Life Sustainer LS1000 Organ Perfusion device. The LS1000 allows the preservation of biological organs harvested from various sources for research applications in the fields of organ transplantation and drug discovery. BioPreserve has expressed interest in retaining the services of Stratos personnel to refine the accuracy and reliability of various subsystems of the LS1000, including but not limited to its PID control systems, system software, and possibly to mechanical subsystems.

  The following is a summary of the proposed LS1000 development:

    Expense Summary
	Labor	Travel	Expenses	TOTALS
PHASE 1 LS100 System Refinements	39,000.00	0.00	2,500.00	$41,500.00
PHASE 2 (TBD)	0.00	0.00	0.00	$0.00
PHASE 3 (TBD)	0.00	0.00	0.00	$0.00
PHASE 4 (TBD)	0.00	0.00	0.00	$0.00
PHASE 5 (TBD)	0.00	0.00	0.00	$0.00
TOTALS	$39,000.00	$0.00	$2,500.00	$41,500.00
    Phase Summaries

  PHASE 1: Product Research / Specification (13 wks = 3months)

  Stratos Team:

  1.5 FTE (Disciplines will vary according to project requirements, subject to availability)

  September 11, 2000 Project Begins, LS100 System refinements begin

  December 11, 2000 System refinement review. Evaluate remaining requirements.

Labor Estimate	39,000.00
Travel Estimate	0.00
Expense Estimate	2,500.00
TOTAL	$41,500.00

  PHASE 2: (TBD)

  Stratos Team: TBD

  TBD LS1000 Activities TBD

  TBD LS1000 Activities TBD

Labor Estimate	0.00
Travel Estimate	0.00
Expense Estimate	0.00
TOTAL	$0.00

  PHASE 3: (TBD)

  Stratos Team: TBD

  TBD LS1000 Activities TBD

  TBD LS1000 Activities TBD

Labor Estimate	0.00
Travel Estimate	0.00
Expense Estimate	0.00
TOTAL	$0.00

  PHASE 4: (tbd)

  Stratos Team: TBD

  TBD LS1000 Activities TBD

  TBD LS1000 Activities TBD

Labor Estimate	0.00
Travel Estimate	0.00
Expense Estimate	0.00
TOTAL	$0.00

  PHASE 5: (tbd)

  Stratos Team: TBD

  TBD LS1000 Activities TBD

  TBD LS1000 Activities TBD

Labor Estimate	0.00
Travel Estimate	0.00
Expense Estimate
TOTAL	$0.00

  Project Overview

  The purpose of the LS1000 System Refinments project is to provide BioPreserve with the engineering resources and expertise necessary to bring the LS1000 to the level of reliability and flexibility required for sale of these devices to research laboratories. Stratos will target the PID control sysmtems and system software components of the device, providing personnel appropriate to the required tasks, subject to their availability. Stratos will adopt a flexible project approach, allowing BioPreserve to alter the course of design efforts as necessary, but with the goal of completing at least the PID control system refinements by the end of Phase 1. Stratos is offering a deeply discounted fee for these services, in hopes that the relationship established with BioPreserve now will result in further Stratos involvement in subsequent developments. Bryon Bhagwandin, PhD will be involved with this project as required, and the remaining labor budget will be applied to a floating pool of other Stratos personnel as appropriate and as availability allows. Stratos and BioPreserve will schedule periodic meetings to review and direct efforts during the project.

  Project Scope

Stratos will further develop the general robustness and adaptability of the LS1000 product system, with emphasis on the following areas of interest:
    PID Control of Pressure, Flow, Temperature, pH, and O2 concentrations
    Refinement to the LabView based system software
    Refinements and redesign of other LS1000 subsystems as requested by BioPreserve

    Project Objective

    Stratos will implement refinements to the existing LS1000 Organ Perfusion device to ensure its viability in the laboratory environments of its first intended customers.

    Phase1: Stratos will achieve the project deliverables for BioPreserve's review by 12/11/00 for a project labor cost estimated to be $39,000.00.

    A materials budget of $2,500.00 will be allocated for software upgrades, tools, and incidental expenses, subject to approval by BioPreserve and invoiced by item.

    Constraints

The LS1000 System Refinements implemented by Stratos must:
    Minimize the time-to-market of the LS1000 device
    Allow for maximum system robustness and flexibility
    Work within the existing electrical and mechanical architectures
    Adapt to the needs of the BioPreserve project staff

    Assumptions

The development of this proposal is based on the following assumptions. Review of these assumptions is important to ensure that the scope of the project has been accurately interpreted by Stratos. Changes to these assumptions may change the scope of this proposal.
    BioPreserve will provide existing specifications and project history to date.
    BioPreserve will cooperate with the Stratos development team to establish performance requirements.
    BioPreserve will prioritize target organs and operating conditions
    BioPreserve will make an existing LS1000 device easily available to the Stratos staff

    Deliverables

Phase 1 LS1000 System Refinements deliverable by 12/11/00:
    Implemented PID control routines for target use scenarios
    System software code enhancements
    A Statement of Work for further development, with schedule, resource, and budget requirement estimates

    Exclusions

Certain activities may be requested of the Stratos team during the development of the LS1000 System Refinements that are not provided for in this proposal are considered to be beyond the present scope of contribution. Addition of these responsibilities will require re-examination of project scope and requirements. Such activities may include:
    Industrial Design Development
    Detailed Electrical design
    Detailed Firmware design

  Performance of Compliance
    Project

    Stratos Quality Standard

    The Stratos Quality Policy maintains a quality system that focuses on ensuring continuous improvement in the application of design and work practices to meet or exceed customer expectations.

    Review Process

    Stratos utilizes its existing Product Development Process and adapts Phase/Gate Checklists to ensure they meet the needs of BioPreserve.

    Technical Reviews are to be scheduled on an as needed basis. In addition, Project Reviews are scheduled prior to the conclusion of each phase of the project. The Project Manager, and/or BioPreserve may request additional Reviews at any time during the project.

    Product

  Customer Requirement Specification (CRS)

  The Customer Requirement Specification (CRS) is typically provided by the Customer to communicate performance expectations. However, a CRS may not be available or possible when (applied) research is required, and/or the application is unknown. BioPreserve and Stratos should work to establish a CRS in cooperation.

  Product Requirement Specification (PRS)

  The Product Requirement Specification (PRS) is created as a result of applied research, prototyping, and negotiations between BioPreserve and Stratos' technical resources. Performance Deliverables are an output of the PRS and a measurable project expectation.

  Proposal Agreement

Promotional Consideration

BioPreserve Corp. will permit stratos to use the results of the development efforts outlined in this proposal for the purpose of promoting stratos' product development capabilities. stratos agrees not to disclose BioPreserve Corp. proprietary information and not to promote its involvement in the product development prior to the product being offered for sale. To facilitate this effort BioPreserve Corp. will provide stratos a product developed under this proposal at manufacturing cost.

Travel Expenses

stratos will travel as required by the needs of the project and approved by BioPreserve. The budget for this travel is not estimated in this proposal, and will be considered a directly reimbursable expense. BioPreserve Corp. will reimburse Stratos for travel related expenses within 30 days of submittal of reciepts.

Terms and Conditions

This proposal is attachment A to the stratos Service Agreement and all of the terms and conditions of this proposal are governed by the stratos Service Agreement unless otherwise specifically indicated below. This proposal is valid for 30 days and is dependent on available resources at the time the project is to begin. Commitments to current clients may affect the project kickoff and may necessitate a staggered project start.

This estimate is based on information provided by BioPreserve Corp. and changes to this information or to the project requirements may change budget estimates. Actual billing will be on a time and materials basis. stratos will provide appropriate personnel for each task and will bill at a rate of $50 per hour per person. The above estimates do not include contingency factors for unforeseen problems. For all programs, stratos recommends a 20% contingency. A prepayment of 50% of the Labor estimated labor total (section 1A - Expense Summary) is required prior to beginning work. This prepayment will be used to offset labor charges during the last segment of the project and any funds not utilized will be returned to BioPreserve Corp.. For all components, materials, or other program approved items or services purchased by stratos an additional 20% service charge will be added. Stratos will invoice semi-monthly with payment due net 15 days after receipt of invoice. A 1% late charge is added to past-due invoices.

At the completion or termination of this project stratos will deliver all product documentation to BioPreserve Corp. stratos will maintain copies of the documentation for six months. If BioPreserve Corp. wishes to have stratos maintain documentation for more than six months a maintenance fee will be charged.

If for any reason BioPreserve Corp. cancels the project before its completion any previously agreed upon non-compete clause associated with the cancelled project will no longer be valid.

The program will be conducted on a month-to-month evaluation basis. Either party may cancel this contract on the 11th of each month for any reason without penalty. If for any reason, BioPreserve Corp. cancels the project before one of these milestone dates, BioPreserve Corp. will provide stratos with a termination fee for each stratos employee on the project at the time of cancellation sufficient to cover the labor budget remaining until the next evaluation milestone. Any unused portion of the initial deposit will be returned to BioPreserve Corp.

Nonsolicitation. For a period of one year following the termination of this project BioPreserve Corp. and stratos agree not to solicit or take away, or attempt to solicit or take away, any employee of the other party either for their own benefit or for the benefit of any other person or entity.

Proposal Acceptance

I agree with the contents of this proposal. Changes, if agreed upon by both parties, have been added and initialed. A purchase order will follow from BioPreserve Corp. to cover the activities outlined in this proposal prior to any work being started.

BIOPRESERVE CORP. Stratos Product Development llc

Nicholas G. Loebel V. Pres. Christoph Mack Nov 30, 2000

Name/title Date Name/title Date

/s/ Nicholas G. Loebel /s/ Christoph Mack

Signature Signature